Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	new.chubb.com @Chubb

News Release

Chubb Reports First Quarter Operating EPS of $2.26 Versus $2.25 Prior Year; Operating EPS with 14-Day Stub Period is $2.29; P&C Combined Ratio is 90.0% and Annualized Operating ROE is 10.2%; Operating Return on Tangible Equity is 18.5%

●	As reported Global P&C net premiums written of $5.4 billion, up 63.6% in constant dollars; Global P&C net premiums written of $6.3 billion that include the company’s results for the first 14 days of January, herein called 2016 pro forma results, down 1.0% in constant dollars when compared with prior year as if ACE and Chubb were one company in 2015, herein called 2015 pro forma results*

●	As reported P&C underwriting income of $612 million, up 52.3%, or 59.4% in constant dollars, leading to a combined ratio of 90.0%; on a 2016 and 2015 pro forma basis, P&C underwriting income of $720 million, up 23.2%, or 28.6% in constant dollars, leading to a combined ratio of 88.9%

●	Adjusted net investment income of $767 million, or $812 million on a 2016 pro forma basis that includes $45 million from 14-day stub period

●	Operating cash flow was $1.0 billion. Adjusted for the 14-day stub period and certain merger-related expenses in the quarter, underlying cash flow was $1.3 billion

●	As reported unfavorable foreign currency movement negatively impacted consolidated operating income in the quarter by $21 million, or $0.05 per share

●	Integration expense savings annualized run rate now projected at approximately $750 million by 2018, compared with original estimate of $650 million, or $610 million at current foreign currency rates. Annual investment income run rate to improve by approximately $100 million to $120 million pre-tax by the third or fourth quarter, depending on market conditions, from what the company would otherwise earn as a result of investment portfolio management improvements. Before the improvements, the company’s revised estimate of quarterly investment income was expected to be in the range of $790 million to $810 million. Now, with the improvements, quarterly investment income is expected to be in the range of $820 million to $840 million for the balance of the year.

* 2016 pro forma results include the combined company’s results for the first 14 days of January. (The Chubb Corporation acquisition closed 1/14/16.) 2016 pro forma results do not include any impact from purchase accounting adjustments related to the acquisition. 2015 pro forma results include Legacy ACE plus Legacy Chubb historical results.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	1

Chubb Limited News Release

ZURICH – May 4, 2016 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended March 31, 2016, of $0.97 per share, compared with $2.05 per share for the same quarter last year.(1) Operating income was $2.26 per share, compared with $2.25 per share for the same quarter last year. The property and casualty (P&C) combined ratio for the quarter was 90.0%. Book value per share increased 10.1%, reflecting the impact of The Chubb Corporation (Chubb Corp) acquisition, including the issuance of 137 million common shares totaling $15.2 billion and $323 million of equity awards related to the transaction. Tangible book value per share decreased 25.5% from December 31, 2015, reflecting $15.4 billion, net of tax, of goodwill and other intangibles related to the Chubb Corp acquisition. The dilution at the time of the acquisition closing was 29.3%, as expected. Book value per share and tangible book value per share were favorably impacted by income, favorable foreign currency movement and net realized and unrealized gains. Book value and tangible book value per share now stand at $98.85 and $53.83, respectively. Annualized operating return on equity for the quarter was 10.2%.

Chubb Limited

First Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)

As Reported	2016	2015	Change	2016	2015	Change

Operating income, net of tax (1)	$ 1,019	$ 745	36.8%	$ 2.26	$ 2.25	0.4%
Chubb one-time integration and merger-related expenses, net of tax	(106)	—	NM	(0.24)	—	NM

Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	(59)	—	NM	(0.13)	—	NM
Adjusted net realized gains (losses), net of tax	(415)	(64)	NM	(0.92)	(0.20)	NM

Net income (2)	$ 439	$ 681	(35.6)%	$ 0.97	$ 2.05	(52.7)%

(1)	Operating income was adversely impacted by purchase accounting adjustments of $0.06 per share.
(2)	Net income was adversely impacted by $0.43 per share comprising Chubb integration and related expenses, the amortization of fair value adjustments, and purchase accounting adjustments on operating income of $0.06 per share as noted above.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We’re off to a good start as the new Chubb with strong earnings for the first quarter, driven by excellent operating and underwriting results exclusive of the impact of one-time acquisition-related costs. After-tax operating income was $2.26 per share compared to $2.25 prior year. Comparing our results in 2016 to 2015 as if we were one company in both periods, our EPS in ’16 was $2.29 and our underwriting income of $720 million was up 23% over prior year with an excellent combined ratio of 88.9%. Book value per share was up over 10%, or 2.3% when excluding the merger impact, while our annualized operating ROE for the quarter was over 10%%.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	2

Chubb Limited News Release

“Total premium revenue in the quarter was impacted by market conditions as we maintained underwriting discipline, as well as continued foreign exchange headwinds and integration-related activities. Our client renewal retention rates were very strong in the quarter, so the impact to growth came predominantly from new business, where greater momentum has begun to build. The impact of merger-related focus is diminishing and foreign exchange should have a reduced effect in the second quarter. In fact, we are already beginning to see evidence of both.

“Concerning the merger, our integration efforts are on track and going well. Our people are highly focused on serving their clients and writing business, and as they do so, we are knitting ourselves together at every level of the organization. Reception to the new Chubb in the market from customers, agents and brokers around the globe has been terrific. We also now project that we will surpass our original run-rate target for integration-related expense savings and, separately, we expect to increase our investment income run rate from what we would otherwise earn as a result of investment portfolio management improvements. In sum, the value creation that will come from the new Chubb is exceeding our initial expectations.”

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	3

Chubb Limited News Release

Operating highlights for the quarter ended March 31, 2016, were as follows:

	As Reported			Pro Forma(1)

Chubb Limited	Q1	Q1		Q1	Q1

(in millions of U.S. dollars except for percentages)	2016	2015	Change	2016	2015	Change

P&C

Net premiums written	$5,479	$3,585	52.8%	$6,333	$6,700	(5.5)%

Net premiums written constant-dollar		$3,397	61.3%		$6,422	(1.4)%

Underwriting income	$612	$402	52.3%	$720	$585	23.2%

Underwriting income constant-dollar		$384	59.4%		$560	28.6%

Combined ratio	90.0%	88.4%		88.9%	91.1%

Current accident year underwriting income excluding catastrophe losses	$623	$370	68.3%	$731	$708	3.3%

Current accident year underwriting income excluding catastrophe losses constant-dollars		$355	75.7%		$686	6.6%

Current accident year combined ratio excluding catastrophe losses	89.9%	89.3%		88.8%	89.2%

Global P&C (excludes Agriculture)

Net premiums written	$5,415	$3,497	54.9%	$6,269	$6,612	(5.2)%

Net premiums written constant-dollar		$3,309	63.6%		$6,334	(1.0)%

Underwriting income	$559	$355	57.7%	$667	$538	24.2%

Underwriting income constant-dollar		$337	66.1%		$513	30.1%

Combined ratio	90.8%	89.5%		89.7%	91.7%

Current accident year underwriting income excluding catastrophe losses	$609	$355	71.9%	$717	$693	3.7%

Current accident year underwriting income excluding catastrophe losses constant-dollar		$339	79.7%		$670	7.1%

Current accident year combined ratio excluding catastrophe losses	90.0%	89.5%		88.9%	89.3%

(1) Note about pro forma results: 2016 pro forma results include the combined company’s results for the first 14 days of January ($44 million pre-tax in P&C underwriting income). (The Chubb Corp acquisition closed 1/14/16.) 2016 pro forma results do not include any impact from purchase accounting adjustments related to the acquisition ($64 million pre-tax in P&C underwriting income). 2015 pro forma results include Legacy ACE plus Legacy Chubb historical results.

Refer to the Non-GAAP Financial Measures section of the Financial Supplement for a reconciliation of these measures to pro forma measures calculated in accordance with SEC guidance.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	4

Chubb Limited News Release

●	Results for the quarter on an as-reported basis exclude the results of operations of Chubb Corp for the 14 days prior to the acquisition closing date (stub period) totaling $845 million in P&C net premiums written, $44 million in P&C underwriting income and $60 million in operating income. The stub period amounts for underwriting are included in the 2016 pro forma results found in the operating highlights table above.

●	P&C net premiums earned increased 76.7% reflecting the acquisition of Chubb Corp. On a 2016 and 2015 pro forma basis, P&C net premiums earned decreased 0.7%, or increased 2.9% in constant dollars.

●	On an as-reported basis, the P&C expense ratio was 32.7%, compared with 31.3% last year. The Global P&C expense ratio was 32.8%, compared with 32.0% last year. On a 2016 and 2015 pro forma basis, the P&C expense ratio was 31.6%, compared with 31.8% last year, and the Global P&C expense ratio was 31.7%, compared with 32.1% last year.

●	On an as-reported basis, total pre-tax and after-tax catastrophe losses, including reinstatement premiums, were $258 million (4.3 percentage points of the combined ratio) and $204 million, respectively, compared with $51 million (1.5 percentage points of the combined ratio) and $40 million, respectively, last year. On a 2015 pro forma basis, total pre-tax and after-tax catastrophe losses, including reinstatement premiums, were $315 million (4.8 percentage points of the combined ratio) and $243 million, respectively.

●	On an as-reported basis, total P&C pre-tax and after-tax favorable prior period development was $247 million (4.2 percentage points of the combined ratio) and $198 million, respectively, compared with $83 million pre-tax (2.4 percentage points of the combined ratio) and $67 million after-tax last year. On a 2015 pro forma basis, total P&C pre-tax and after-tax favorable prior period development for first quarter of 2015 was $192 million (2.9 percentage points of the combined ratio) and $148 million, respectively.

●	Adjusted net investment income, which excludes a purchase accounting adjustment not included in operating income, was $767 million, compared with $551 million last year. The current period excludes $45 million related to the 14-day stub period. On a 2016 and 2015 pro forma basis, adjusted net investment income was $812 million, compared with $878 million, primarily due to a lower invested asset base, plus unfavorable foreign currency movement and lower reinvestment yields.

●	Net realized and unrealized gains pre-tax totaled $952 million, including unrealized gains of $1.4 billion and net realized losses of $419 million. Net unrealized pre-tax gains comprised primarily unrealized gains of $1.1 billion in the investment portfolio and unrealized foreign exchange gains of $312 million. Net realized losses included $210 million in the investment portfolio and $243 million from derivative accounting related to the company’s variable annuity business.

●	Operating cash flow was $1.0 billion. Adjusted for the 14-day stub period and certain merger-related expenses, underlying cash flow was $1.3 billion.

●	Net loss reserves increased $21.4 billion, primarily comprising $20.5 billion of acquired reserves and an increase of $715 million related to the fair value adjustment at the acquisition close. Excluding the Chubb Corp acquisition, net loss reserves increased $125 million adjusted for foreign exchange.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	5

Chubb Limited News Release

●	Book value per share increased 10.1% to $98.85 from $89.77 at December 31, 2015, reflecting the impact of the Chubb Corp acquisition, including the issuance of 137 million common shares totaling $15.2 billion and $323 million of equity awards related to the transaction (7.8% of the increase). In addition, book value per share was favorably impacted by income, favorable foreign currency movement, and net realized and unrealized gains (2.3% of the increase).

●	Tangible book value per share declined 25.5% to $53.83 from $72.25 at December 31, 2015, reflecting $15.4 billion, net of tax, of goodwill and other intangibles related to the Chubb Corp acquisition. The dilution at acquisition was 29.3%, as expected. Tangible book value per share benefited 3.8% from income, favorable foreign currency movement, and net realized and unrealized gains.

Effective with the first quarter of 2016, Chubb Limited reports its financial results within the newly defined business segments as outlined below. Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended March 31, 2016, are presented below:

	As Reported			Pro Forma

Chubb Limited	Q1	Q1		Q1	Q1

(in millions of U.S. dollars except for percentages)	2016	2015	Change	2016	2015	Change

North America Commercial P&C Insurance*

Net premiums written	$2,302	$1,297	77.4%	$2,821	$2,928	(3.7)%

Net premiums written constant-dollar		$1,290	78.4%		$2,923	(3.5)%

Combined ratio	86.1%	86.7%		85.2%	86.6%

Current accident year combined ratio excluding catastrophe losses	89.5%	88.1%		88.3%	88.2%

North America Personal P&C Insurance

Net premiums written	$871	$133	NM	$971	$909	6.8%

Net premiums written constant-dollar		$133	NM		$904	7.4%

Combined ratio	97.5%	110.2%		92.3%	106.2%

Current accident year combined ratio excluding catastrophe losses	82.5%	85.3%		78.7%	82.6%

Overseas General Insurance

Net premiums written	$2,041	$1,794	13.8%	$2,256	$2,480	(9.0)%

Net premiums written constant-dollar		$1,620	26.1%		$2,219	1.7%

Combined ratio	91.4%	89.1%		92.2%	89.5%

Current accident year combined ratio excluding catastrophe losses	92.0%	90.3%		92.8%	91.6%

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	6

Chubb Limited News Release

* The North America Commercial P&C Insurance segment includes the Commercial Insurance Division, which comprises the middle market and small commercial business units, and the Major Accounts & Specialty Division. In the future, the company expects to treat these two divisions as separate segments for reporting purposes.

●	North America Agricultural Insurance: Net premiums written decreased 27.0%, primarily due to lower premium retention as a result of the premium-sharing formulas with the U.S. government that resulted from a true-up in 2016 of the 2015 crop year loss estimates. The current accident year combined ratio excluding catastrophe losses was 80.6%, compared with 76.7%.

●	Global Reinsurance: Net premiums written decreased 26.3%, or 24.6% in constant dollars due to market conditions. The combined ratio was 77.3%, compared with 73.2%. The current accident year combined ratio excluding catastrophe losses was 78.5%, compared with 75.5%.

●	Life Insurance: Segment income was $64 million, compared with $77 million, reflecting the runoff of the company’s life reinsurance business and unfavorable claims reserve development of $9 million in Combined Insurance’s U.S. operations. International life insurance net premiums and deposits collected increased 3.3% in constant dollars.

The company originally announced that it expected integration-related savings of $650 million, or $610 million at current foreign currency rates. The company now expects integration-related savings of $750 million. The following table shows annualized and realized integration-related savings and integration and merger-related expenses expected by year:

Chubb Limited

(in millions of U.S. dollars)	FY 2015	FY 2016	FY 2017	FY 2018	Total

Chubb integration-related savings (1)

Annualized savings	—	$ 470	$ 690	$ 750	$ 750

Realized savings	—	$ 275	$ 530	$ 715	$ 750

Chubb integration and merger-related expenses (2)

One-time integration expenses related to savings	$ 22	$ 343	$ 119	$ 41	$ 525

Other one-time merger-related expenses	11	210	56	9	286

Total expected integration and merger-related expenses	$ 33	$ 553	$ 175	$ 50	$ 811

(1)	Realized savings are the portion that is recorded in the financial statements in the current period. Annualized savings are the annualized run rate of the realized savings that will impact future years.

(2)	Integration expenses related to savings are one-time costs that are directly attributable to the achievement of the annualized savings, including employee severance, third-party consulting fees, and systems integration expenses. Other merger-related expenses are one-time costs directly attributable to the merger, including rebranding, employee retention costs and other professional and legal fees related to the acquisition.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	7

Chubb Limited News Release

Please refer to the Chubb Limited Financial Supplement, dated March 31, 2016, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and debt and capital.

Chubb Limited will hold its first quarter earnings conference call on Thursday, May 5, 2016, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-312-9841 (within the United States) or 719-325-2349 (international), passcode 9430974. Please refer to the Chubb website under Events for details. A replay of the call will be available until Thursday, May 19, 2016, and the archived webcast will be available for approximately one month. To listen to the replay, please dial 888-203-1112 (in the United States) or 719-457-0820 (international), passcode 9430974.

About the new Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. The company is distinguished by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength, underwriting excellence, superior claims handling expertise and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: new.chubb.com.

Investor Contact

Helen Wilson: (441) 299-9283; helen.wilson@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

(1)	All comparisons are with the same period last year unless specifically stated.

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures, including pro forma measures. These non-GAAP measures and pro forma measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	8

Chubb Limited News Release

Pro forma measures presented throughout this document are prepared exclusive of purchase accounting adjustments in order to present the underlying profitability of the our insurance business. We believe that excluding these adjustments provide visibility and comparability into our results.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired assets.

Adjusted interest expense is interest expense excluding the amortization of the fair value adjustment of acquired debt and the pre-acquisition interest expense on the $5.3 billion senior notes issued in November 2015. We believe that excluding these items are meaningful in order to present the underlying economics of the company’s business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Underwriting income, P&C underwriting income, and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses). Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income includes underwriting income and adjusted net investment income.

Operating income, net of tax, excludes adjusted realized gains and losses, Chubb integration and related expenses, and the amortization of the fair value adjustments of acquired debt and invested assets related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities. We also exclude Chubb integration and related expenses related to the acquisition due to the size, complexity, and volume of this acquisition, which may not be indicative of such future costs. We believe that excluding the Chubb integration and related expenses facilitates the comparison of our financial results to our historical operating results. These costs include legal and professional fees and all costs directly related to the integration activities of the Chubb acquisition including pre-acquisition interest expense on the $5.3 billion senior notes issued in November 2015. The interest expense on the $5.3 billion senior notes was included within operating income subsequent to the acquisition close (i.e., after January 14, 2016). Operating income should not be viewed as a substitute for net income determined in accordance with GAAP. In addition, we disclose operating income excluding the impact of foreign exchange in order to adjust for the distortive effects of fluctuations in exchange rates.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	9

Chubb Limited News Release

P&C combined ratio excluding catastrophe losses and PPD and current accident year P&C combined ratio excluding catastrophe losses exclude impacts of catastrophe losses and PPD. We believe this measure provides a better evaluation of our core underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life and Insurance – North American Agriculture segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the Insurance – North American Agriculture and Life segments because the results of these businesses do not always correlate with the results of our global P&C operations.

International life net premiums written and deposits collected, is adjusted to include deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Operating return on equity (ROE) or ROE calculated using operating income and operating return on tangible equity are annualized financial measures. The ROE numerator includes income adjusted to exclude after-tax adjusted net realized gains (losses), Chubb integration and related expenses, and the amortization of the fair value adjustment of acquired invested assets and long-term debt. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. In addition, the denominator was adjusted to account for the weighted-average impact of the $15,527 million issuance of common shares and equity awards related to the Chubb Corp acquisition on January 14, 2016 . To annualize 2016 operating ROE, include the 14-day stub period adjustment in future quarters (i.e., Q2 through Q4 assumes a full quarter of operating income to account for the distortive impact of Q1 not having a full quarter given the acquisition close on January 14, 2016). For the operating return on tangible equity, we excluded goodwill and other intangibles from the denominator to eliminate the distortive impact of acquisitions. Operating ROE and operating return on tangible equity are useful measures as they enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments and the distortive impact of acquisitions.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. The intangibles related to the Chubb Corp acquisition is excluded from the tangible book value per share calculation net of tax. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. In addition, we disclose per share measures for book value and tangible book value that exclude the impact of foreign currency fluctuations and the acquisition during 2016 in order to adjust for the distortive effects of fluctuations in exchange rates.

Other income (expense) - operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities is excluded from operating income in order to enhance the understanding of our core results of operations as they are heavily influenced by, and fluctuate in part according to market conditions.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	10

Chubb Limited News Release

Chubb integration and related expenses include legal and professional fees and all costs directly related to the integration activities of the Chubb acquisition as well as the pre-acquisition interest expense related to the $5.3 billion senior notes issued in November 2015 to finance a portion of the Chubb acquisition. We exclude this pre-acquisition interest expense from operating income because the operations for which the debt was issued were not part of our operating activities prior to the completion of the acquisition. Effective with the close of the Chubb acquisition (January 14, 2016), the interest on this debt was considered a cost of our operations and will then be included within operating income.

See reconciliation of Non-GAAP Financial Measures on pages 25-29 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP or with SEC guidance under Article 11 for pro forma measures, including premium, net income, return on equity, adjusted net investment income, and effective tax rate.

NM - not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2016 performance and growth opportunities; integration activities and expected expense savings and income run rate; other expected benefits of the ACE and Chubb merger; and our plans, objectives, expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	11

Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	March 31	December 31

	2016	2015

Assets

Investments	$ 97,586	$ 66,251

Cash	1,091	1,775

Insurance and reinsurance balances receivable	7,692	5,323

Reinsurance recoverable on losses and loss expenses	12,891	11,386

Goodwill and other intangible assets	23,359	5,683

Other assets	14,025	11,888

Total assets	$ 156,644	$ 102,306

Liabilities

Unpaid losses and loss expenses	$ 60,206	$ 37,303

Unearned premiums	14,896	8,439

Other liabilities	35,645	27,429

Total liabilities	$ 110,747	$ 73,171

Shareholders’ equity

Total shareholders’ equity	45,897	29,135

Total liabilities and shareholders’ equity	$ 156,644	$ 102,306

Book value per common share	$ 98.85	$ 89.77

Tangible book value per common share	$ 53.83	$ 72.25

Book value per common share excluding cumulative translation losses (1)	$ 101.57	$ 94.51

Tangible book value per common share excluding cumulative translation losses (2)	$ 55.81	$ 75.30

(1)	Cumulative translation losses was $1.3 billion in 2016 and $1.5 billion in 2015

(2)	Cumulative translation losses was $345 million in 2016 and $550 million in 2015

Chubb Limited

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	12

Chubb Limited News Release

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended

	March 31

	2016	2015

Gross premiums written	$7,389	$5,322

Net premiums written	5,995	4,076

Net premiums earned	6,597	3,927

Losses and loss expenses	3,674	2,122

Policy benefits	126	142

Policy acquisition costs	1,413	707

Administrative expenses	772	554
Net investment income	674	551

Net realized gains (losses)	(394)	(89)

Interest expense	146	68

Other income (expense):
Gains (losses) from separate account assets	(3)	11
Other	(25)	24

Amortization of purchased intangibles	7	30

Chubb integration expenses	148	—

Income tax expense	124	120

Net income	$439	$681

Diluted earnings per share:

Operating income	$2.26	$2.25

Net income	$0.97	$2.05

Weighted average diluted shares outstanding	450.0	331.7

P&C combined ratio

Loss and loss expense ratio	57.3%	57.1%
Policy acquisition cost ratio	21.2%	17.4%
Administrative expense ratio	11.5%	13.9%

P&C combined ratio	90.0%	88.4%

P&C underwriting income	$612	$402

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	13

Chubb Limited News Release

Chubb Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended

	March 31

	2016	2015

Gross Premiums Written

North America Commercial P&C Insurance	$ 3,004	$ 1,979

North America Personal P&C Insurance	974	146

North America Agricultural Insurance	136	128

Overseas General Insurance	2,516	2,255

Global Reinsurance	213	292

Life Insurance	546	522

Total	$ 7,389	$ 5,322

Net Premiums Written

North America Commercial P&C Insurance	$ 2,302	$ 1,297

North America Personal P&C Insurance	871	133

North America Agricultural Insurance	64	88

Overseas General Insurance	2,041	1,794

Global Reinsurance	201	273

Life Insurance	516	491

Total	$ 5,995	$ 4,076

Net Premiums Earned

North America Commercial P&C Insurance	$ 2,896	$ 1,380

North America Personal P&C Insurance	1,024	146

North America Agricultural Insurance	23	64

Overseas General Insurance	1,955	1,637

Global Reinsurance	202	226

Life Insurance	497	474

Total	$ 6,597	$ 3,927

Segment Income (loss)

North America Commercial P&C Insurance	$ 827	$ 442

North America Personal P&C Insurance	73	(10)

North America Agricultural Insurance	58	53

Overseas General Insurance	314	316

Global Reinsurance	113	136

Life Insurance	64	77

Corporate	(73)	(50)

Total	$ 1,376	$ 964

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	14